Exhibit 10.6

December 2, 2009

Don Dancer
101 N. Sepulveda Blvd.
El Segundo, CA 90245

SEVERANCE AND GENERAL RELEASE LETTER AGREEMENT

Dear Don:

This letter will confirm (i) receipt of your notice of termination dated December 2, 2009 and (ii) IR’s agreement that the Employment Agreement Amendment dated February 17, 2009 between you and IR (the “EAA”) shall terminate as of December 31, 2009 (“Employment Termination Date”).

This Agreement is made and entered into by and between Don Dancer (sometimes hereinafter referred to as “Employee”, “You”), on the one hand, and International Rectifier Corporation on behalf of itself and its divisions, facilities, subsidiaries and affiliated entities, successors and assigns, or any of its or their current respective officers, directors, trustees, agents, employees, attorneys, insurers, representatives, and each of them (hereinafter the “Company”, “IR”, or “Releasees”), on the other hand.

All capitalized terms herein shall have the same meanings as those in the EAA (including those agreements referred to and/or incorporated therein by reference) unless specifically defined herein.

This Severance and General Release Letter Agreement (the “Agreement”) also shall, once fully executed, constitute the release contemplated in section (3) of the EAA and 1(p) of the Separation Agreement, as amended.  In exchange for and contingent upon your signing and returning this Agreement, including the release of claims incorporated herein in Paragraph 8 (and not revoking this Agreement within the revocation period), IR covenants and agrees as follows:

1.
Severance Payment:  You will receive the Special Severance Payment described in and subject to Sections (3)(i) and (4) of the EAA, specifically one times your annual base salary as in effect on December 31, 2008, and your Target Bonus then in effect (0.75 times such annual base salary).

2.	Benefits/Insurance/Outplacement Support:

a.
You will be eligible to continue under the Company’s health and dental insurance programs for a period of eighteen (18) months from the Employment Termination Date, as contemplated by Section (3)(ii) of the EAA and Section 2(c) of the Separation Agreement, after which time you will be eligible to continue your medical and dental insurance through COBRA.

b.	You also will be eligible to convert your group life insurance coverage to an individual policy at your sole expense.
c.
You will also be entitled to job outplacement services for you (at Company expense and not to exceed $50,000 in the aggregate) until the earlier of (i) six (6) months after your employment termination date or (ii) the date on which you accept an offer of new employment.  IR shall select the outplacement service provider and provide any compensation benefit hereunder directly with and to the service provider

3.	Stock Options/RSUs:

a.	Upon your Employment Termination Date, all of your then-outstanding stock options and restricted stock units (RSUs) shall become fully vested.
b.	You will be eligible to exercise any vested stock options and RSUs you have been granted for twelve (12) months after your termination date, as provided by Section (3)(iii) of the EAA.
c.
Any eligibility to exercise stock options is subject to the terms and conditions of the applicable plan documents and option agreements, including without limitation, the Company’s policies with respect to compliance with laws against insider trading and any actions taken by the Company to suspend the execution of option exercises during periods in which public financial statements are not current.  Any vested stock options shall be subject to all other terms and conditions of the plan and other documents under which the options were originally granted, including, without limitation, early termination upon the first to occur of (i) the maximum year term of such options upon grant or (ii) a change of control of the Company, in each case on the terms provided for under the applicable option plan and option agreement.

4.	Confidentiality/Inventions:
a.
You acknowledge that you are still bound by any Inventions and Confidential Information Agreement (“Confidentiality Agreement”) that you signed during or shortly before you began your employment with the Company.

b.
You acknowledge that by reason of your position with the Company you have been given access to lists of customers, prices, engineering plans, business plans, strategic plans, technology, roadmaps, developments, inventions, and similar confidential or proprietary materials or information respecting the Company’s business, affairs, or plans.

c.	You represent warrant that
i.	you have held all such information and materials confidential and that you will continue to do so.
ii.
you will not use such information, materials, and relationships for any business (which  term herein includes a partnership, firm, corporation or any other entity) at any future time without the prior written consent of the Company’s General Counsel or designee.

5.	Indemnity Agreement Obligations; Continuation of Indemnification; Access to Materials; Cooperation:
a.
The terms of the existing Indemnification Agreement dated September 8, 2008 between you and the Company (the “Indemnification Agreement”) shall remain in full force and effect, notwithstanding any provision herein to the contrary.

b.
The parties’ respective obligations in the Indemnification Agreement are not altered in any way by this agreement nor are such provisions subject to the releases set forth below, unless expressly indicated in this Agreement.

c.
The Company also agrees to provide you with reasonable access to materials necessary for representation of you in pending litigation and regulatory matters that may or do involve You, directly or indirectly, including continuing You and your attorneys’ access to hardcopy documents and the electronic database to which you have previously been granted access, including any documents in that database to which you have previously had access, and company documents in electronic form on the database to the extent permitted by existing protective orders– all during the pendency of such matters only.

d.
In consideration of the Company commitments in this paragraph, You agree to reasonably cooperate with the Company and its counsel in any ongoing litigation or regulatory matters with respect to which you have knowledge, including investigation by the Company or any of its representatives related to the activities of employees or other persons or entities affiliated with the Company.

6.	No Other Benefits: You acknowledge and agree that no other monetary payments shall be made to you in consideration for entering into this Agreement apart from those set forth herein.

7.
Sole Agreement/Amendment/No Inducements/No Admission of Liability: Except for the Confidentiality Agreement and the Indemnification Agreement referred to herein, which shall continue in full force and effect, this Agreement constitutes and contains the entire agreement and understanding concerning the subject matter referred herein, and supersedes and replaces all prior negotiations and all proposed agreements, promises, covenants, guarantees, representations, whether written or oral, express or implied, concerning any of the subject matters hereof.  This Agreement can only be modified by a later writing signed by you and the Company.  You acknowledge and agree that no promises or representations have been made to you as an inducement to sign this Agreement other than those expressly set forth in writing in this Agreement.  Nothing in this Agreement is, or ever should be deemed to be, an admission by you or the Company of any liability, fault, wrongdoing or mistake of any kind.  It is contemplated that two duplicate original copies of this letter will be executed by each of the parties hereto.  Each of the duplicated originals and any photocopies or facsimile copies thereof shall be deemed to be an original and the same document for all purposes.

8.
Release:  Other than the rights and obligations established by paragraphs 1-7 above, which survive the release granted by the Employee, Employee hereby expressly releases and waives any and all claims, liabilities, demands, damages, penalties, debts, accounts, obligations, actions, grievances, and causes of action (“Claims”), whether now known or unknown, suspected or unsuspected, whether in law, in equity or in arbitration, of any kind or nature whatsoever, which Employee now owns or holds or at any time heretofore owned or held against IR and/or the Releasees referred to in the first paragraph of this Agreement, including, but not limited to, any Claims arising out of or relating in any way to Employee’s employment at IR and the termination thereof.  Without limiting the foregoing, Employee hereby acknowledges and agrees that the Claims released by this Agreement include, but are not limited to, any and all claims which arise or could arise under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Federal Worker Adjustment and Retraining Notification Act (or any similar state, local or foreign law), the California Fair Employment and Housing Act, California statutory or common law, the Orders of the California Industrial Welfare Commission regulating wages, hours, and working conditions, and federal statutory law, or any Claim for severance pay, bonus, sick leave, disability, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit. Nothing in this Agreement shall limit in any way Employee’s right under California Workers’ Compensation laws to file or pursue any workers’ compensation claim.  This release shall not apply to any claims that may not be waived as a matter of applicable law.

a.	As part of this general release, Employee expressly releases, waives and relinquishes all rights under Section 1542 of the California Civil Code which states:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

b.
Employee acknowledges that he may later discover facts in addition to or different from those which Employee now knows, or believes to be true, with respect to any of the subject matters of this Agreement, but that it is nevertheless Employee’s intention to settle and release any and all Claims released herein, excepting any rights that exist pursuant to paragraphs 1-7 of this Agreement above.

c.
Employee warrants and represents that there is not now pending any action; complaint, petition, charge, grievance, or any other form of administrative, legal or arbitral proceeding by Employee against the Company and further warrants and represents that no such proceeding of any kind shall be instituted by or on Employee’s behalf based upon any and all Claims released herein.

d.
Employee expressly acknowledges, understands and agrees that this Agreement includes a waiver and release of all claims which employee has or may have under Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §621, et seq. (“ADEA”).  The following terms and conditions apply to and are part of the waiver and release of ADEA claims under this Agreement:

i.	Employee is advised to consult an attorney before signing this Agreement;
ii.	Employee is granted fifty (50) days after he/she is presented with this Agreement to decide whether or not to sign this Agreement;
iii.
Employee will have the right to revoke the waiver and release of claims under the ADEA within seven (7) days of signing this Agreement, and this Agreement shall not become effective and enforceable until that revocation period has expired;

iv.
Employee hereby acknowledges and agrees that he/she is knowingly and voluntarily waiving and releasing Employee’s rights and claims in exchange for consideration (something of value) in addition to anything of value to which he/she is already entitled;

v.
Employee has been informed in writing as to any class, unit, or groups of individuals who are eligible for similar severance, the eligibility factors for the severance offer and the time limits of that offer. The group of employees considered eligible, the job titles and ages of all employees considered eligible or selected, and the ages of all employees in the same job classification or organizational unit who are not considered eligible or selected, if any, is described in Exhibit “A” hereto; and

vi.
Nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

9.
Release by IR:  Except for those obligations created by or arising out of this Agreement, and except as provided below, IR hereby acknowledges full and complete satisfaction of and releases and discharges, and covenants not to sue, Employee from and with respect to any and all claims, agreements, obligations, losses, damages, injuries, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way related to Employee’s employment relationship with or termination from IR, which IR now owns or holds or has at any time heretofore owned or held against Employee, provided, however, that such release shall not include claims against Employee which arise out of facts which constitute willful misconduct, a willful breach of fiduciary duty, a crime under any federal, state, or local law, ordinance, or regulation, which are based upon facts which give rise to a recovery by IR under any applicable policy of insurance as a result of actions or omissions by Employee and as to which the insurer has a right of subrogation as against Employee, or which would give rise to a recoupment action under the Indemnification Agreement or Delaware law.

10.	Arbitration:
a.
Any dispute or controversy between you on the one hand, and the Company (or any other Releasee), on the other hand, in any way arising out of, related to, or connected with this Agreement or subject matter thereof, or otherwise in any way arising out of, related to, or connected with your employment with the Company or the termination of  your employment with the Company shall be resolved through final binding arbitration in Los Angeles, California before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc. or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association.

b.
Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes.

c.	At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based.

d.	Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.

e.	The parties agree that the Company shall be responsible for payment of all costs unique to arbitration, including the Arbitrator’s fee.

11.
Severability/Choice of Law:  Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be part of this Agreement.  The terms of this Agreement shall be governed by, and construed in accordance with the laws of the State of California without regard to conflicts of laws principles.

12.
Misc./WARN:  Any payment of severance or benefits under this Agreement is intended to satisfy, where applicable, the Company’s obligations, if any, under the Federal Worker Adjustment and Retraining Notification Act (or any similar state, local or foreign law) (collectively, “WARN”). As such, should the Company be deemed to hold any obligations to you under WARN, the severance or benefits paid under this Agreement shall be deemed reduced on a dollar-for-dollar basis by any payments required to be made to you under WARN (but, in no case shall the payments under this Agreement be reduced to less than one week of severance pay) and those amounts reduced shall be deemed to have been made in lieu of notice under WARN.  This will not affect the amount of the payments you receive from the Company.

13.	Binding Effects: This Agreement shall be binding upon and inure to the benefit of Employee and the Company, its successors and assigns.

If you understand and agree to the terms set forth in this letter, please sign and date the two duplicate originals where indicated below, and return one of them to me.  The other original is for your records.

Further, you acknowledge and agree that you carefully have read and fully understand this Agreement, and that you have had full opportunity to seek advice from independent counsel of your own choice about any questions, concerns or issues you may have in connection with this Agreement.

INTERNATIONAL RECTIFIER CORPORATION

Rick Merritt
VP Human Resources

I have read and understand this Agreement, and I consent to all its terms and provisions.

Dated:                      _12/18/09_________                                                      ___________________________________________
Don Dancer

Dated:                      __12/30/09_                                                  By:____________________________________________
Witness